Exhibit (e)(6)(ii)

NEUBERGER BERMAN EQUITY FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Dividend Growth Fund

Neuberger Berman Emerging Markets Equity Fund

Neuberger Berman Equity Income Fund

Neuberger Berman Focus Fund

Neuberger Berman International Equity Fund

Neuberger Berman International Select Fund

Neuberger Berman International Small Cap Fund

Neuberger Berman Intrinsic Value Fund

Neuberger Berman Large Cap Growth Fund

Neuberger Berman Large Cap Value Fund

Neuberger Berman Mid Cap Growth Fund

Neuberger Berman Mid Cap Intrinsic Value Fund

Neuberger Berman Multi-Cap Opportunities Fund

Neuberger Berman Real Estate Fund

Neuberger Berman Small Cap Growth Fund

Neuberger Berman Sustainable Equity Fund

Neuberger Berman U.S. Equity Impact Fund

Date: October 13, 2023